Exhibit 99.1

For Immediate Release

31st July 2008

Danka Business Systems PLC

(“Danka” or the “Group”)

Announcement of results for the year ended 31st March 2008

Danka Business Systems PLC has today released its financial results for the year ended 31st March, 2008, prepared in accordance with International Financial Reporting Standards (“IFRS”) as required under the Disclosure and Transparency Rules.

A copy of the financial results for the year ended 31st March, 2008 has been submitted to the UK Listing Authority and will shortly be available for inspection at the UK Listing Authority’s Document Viewing Facility, which is situated at:

Financial Services Authority

25 The North Colonnade

Canary Wharf

London

E14 5HS

The full set of financial results in accordance with IFRS has been published on Danka’s website at www.dankabusinesssystemsplc.com.

Financial and Business Operating Review

•

On 27th June, 2008, the group sold its U.S. operations to Konica Minolta for $240 million. These operations represented the only trading operations of the group, the remaining operations being the group’s administrative functions based primarily in the U.S. The results of the group’s U.S. operations have been classified as discontinued operations in the financial statements. The following analysis of the group’s results for the year ended 31st March, 2008 discusses the results of the residual group (as defined below in note 2), then, discontinued operations.

•

As noted above, the residual group represents administrative functions. Administrative expenses, excluding the provision for future losses increased by $0.1 million to $4.3 million. A gain of $0.9 million was recorded in other operating income related to the gain on the sale of a building.

•

Investment revenue fell from $7.6 million to $5.4 million due to a lower gain related to the marking to market of a financial instrument offset by higher interest income received in the first three months of the year on the proceeds received from the prior year sale of the group’s European operations until these proceeds were used to fund partially the repayment of the 11% and 10% notes ($239.5 million in principal) outstanding at 31st March, 2007.

•

Included within finance costs is the $9.7 million loss on that refinancing. Excluding that loss and the provisions discussed below, finance costs have increased by $8.7 million representing the write-off of the debt costs relating to all outstanding borrowings including the participating shares net of the lower interest incurred on the group’s debt facilities following the refinancing. $17.5 million has been accrued for the finance costs estimated to be incurred from the balance sheet date up to 31st October, 2008. This principally represents the finance costs related to the outstanding participating shares. Losses per share were $0.36 for the year compared to $0.21 per share for the prior year.

•

Revenue from discontinued operations decreased from $883.4 million to $418.2 million. Excluding the $433.2 million related to the European and Australian operations in the prior year, revenue fell by 7.1%, or $32.0 million, for the U.S. operations. This was due to new entrants and existing providers competing for product placement, lower productivity of newly hired sales personnel and lower sales coverage across the U.S. than necessary to cover and protect the installed base. Lower installed base led to lower service revenue, which was also affected by lower revenues as digital devices continued to replace analogue machines.

•

Gross profit for discontinued operations declined by $144.9 million or $13.8 million for the U.S. operations only. The margin for U.S. operations only decreased from 34.6% to 33.9%. This reflected a shift toward lower margin deals in the latter part of the year and the impact of one-off items boosting gross profit in the prior year net of lower fixed costs.

•

Distribution costs and administrative expenses (“operating costs”, excluding the provision of $6.1 million recognised for the estimated future losses of the U.S. operations up to the date of their disposal on 27th June, 2008) decreased by $134.5 million to $140.1 million or by $16.3 million excluding the impact of the European and Australian operations. This reflected lower professional fees following the outsourcing of administrative functions.

•

Net finance costs moved from $2.8 million or $0.2 million excluding the European and Australian operations, to $0.3 million. The gain on sale of discontinued operations in the prior year principally represented the gains of $143.7 million and $8.7 million on the sale of the European and Australian operations respectively. The loss on sale in the year ended 31 st March, 2008 represents sundry additional costs and settlements related to those disposals.

The Board of Directors of Danka is evaluating the alternatives available with respect to the net proceeds from the sale of the U.S. operations (“DOIC”) to Konica Minolta – primarily how such proceeds may be distributed to Danka shareholders. There is no guarantee that any future alternative chosen by the Board of Directors will result in any return to holders of Danka’s ordinary shares (including holders of ADSs). In addition, there is no guarantee that the holders of Danka’s 6.50% senior convertible participating shares will not take action(s) available to them under applicable law, for example seeking a winding up of Danka, to recover amounts to which they are entitled pursuant to Danka’s Articles of Association. Such amounts exceed the amount of the net proceeds from the sale of DOIC.

Enquiries

Danka: Jean Johnson, General Counsel, (727) 456-4460

Weber Shandwick Financial (London)

James White/Laura Vaughn, 020 7067 0700

Evolution Securities Limited (London)

(Sponsor to Danka Business Systems PLC)

Stuart Andrews / Bobbie Hilliam, 020 7071 4300

Certain statements contained herein, or otherwise made by our officers, including statements related to our future performance and our outlook for our businesses and respective markets, projections, statements of our plans or objectives, forecasts of market trends and other matters, are forward-looking statements, and contain information relating to us that is based on our beliefs as well as assumptions, made by, and information currently available to us. The words “goal”, “anticipate”, “expect”, “believe”, “could”, “should”, “intend” and similar expressions as they relate to us are intended to identify forward-looking statements, although not all forward looking statements contain such identifying words. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such actual results to differ materially from those reflected in any forward-looking statements include, but are not limited to, the following: (i) the evaluation of various alternatives following the sale of our U.S. operations, including, without limitation, a members voluntary liquidation; (ii) any inability to successfully implement such alternative(s); (iii) any material adverse change in financial markets, the economy or in our financial position; (iv) any inability to record and process key data due to ineffective implementation of business processes and policies; (v) any negative impact from the loss of any of our senior or key management personnel; (vi) any incurrence of tax or other liabilities or tax or other payments beyond our current expectations, which could adversely affect our liquidity; (vii) any negative impact of the accreted value of our outstanding preferred stock or its continued accretion; (viii) any negative impact of our continued organization as an England and Wales registered Company following the sale of our U.S. operating business; (ix) actions of governmental entities, including regulatory requirements; (x) actions by shareholders in connection with the distribution of the net proceeds from sale of our U.S. operating business; (xi) the outcome of legal proceedings to which we are or may become a party; and (xii) other risks including those risks identified in any of our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis only as of the date they are made. Except as required by applicable law, we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances that arise after the date they are made. Furthermore, as a matter of policy, we do not generally make any specific projections as to future earnings, nor do we endorse any projections regarding future performance, which may be made by others outside our Company.

Danka Business Systems PLC Group Income Statement For the Year Ended 31st March, 2008

	Note	Income Statement Residual Group 2008 $000	Discontinued Operations 2008 $000	Total 2008 $000	Income Statement Residual Group 2007 $000	Discontinued Operations 2007 $000	Total 2007 (Restated - Note 2) $000
Revenue	3, 4	—	418,168	418,168	—	883,435	883,435
Cost of sales		—	(276,341)	(276,341)	—	(596,753)	(596,753)

Gross profit		—	141,827	141,827	—	286,682	286,682
Distribution costs		—	(71,826)	(71,826)	—	(114,601)	(114,601)
Administrative expenses
Administrative expenses		(4,268)	(68,275)	(72,543)	(4,167)	(160,024)	(164,191)
Provision for future losses		(1,425)	(6,131)	(7,556)	—	—	—
Total administrative expenses		(5,693)	(74,406)	(80,099)	(4,167)	(160,024)	(164,191)
Other operating income		933	—	933	—	—	—
Other operating expense		—	—	—	—	(112)	(112)
Restructuring cost expense		—	(2,454)	(2,454)	(71)	(8,735)	(8,806)

(Loss)/profit from operations before tax and finance items		(4,760)	(6,859)	(11,619)	(4,238)	3,210	(1,028)
Investment revenue		5,433	20	5,453	7,593	908	8,501
Finance costs
Finance costs		(68,669)	(358)	(69,027)	(60,008)	(3,673)	(63,681)
Loss on early extinguishment of debt		(9,711)	—	(9,711)	—	—	—
Provision for future finance costs		(17,504)	—	(17,504)	—	—	—
Total finance costs		(95,884)	(358)	(96,242)	(60,008)	(3,673)	(63,681)

(Loss)/profit from operations before tax		(95,211)	(7,197)	(102,408)	(56,653)	445	(56,208)
Tax		2,691	132	2,823	3,292	—	3,292

(Loss)/profit from operations after tax		(92,520)	(7,065)	(99,585)	(53,361)	445	(52,916)
(Loss)/gain on sale of discontinued operations	4	—	(6,280)	(6,280)	—	148,165	148,165

(Loss)/profit from operations for the year		(92,520)	(13,345)	(105,865)	(53,361)	148,610	95,249

Result from discontinued operations		(13,345)			148,610
(Loss)/profit from operations for the year and attributable to equity holders of the parent		(105,865)			95,249

(Loss)/earnings per share:	5
Basic loss from residual group		$(0.36)			$(0.21)
Basic (loss)/earnings from discontinued operations			$(0.05)			$0.58
Basic (loss)/earnings from total operations				$(0.41)			$0.37
Diluted loss from residual group		$(0.36)			$(0.21)
Diluted (loss)/earnings from discontinued operations			$(0.05)			$0.58
Diluted (loss)/earnings from total operations				$(0.41)			$0.37
Average exchange rate $1=				£0.498			£0.528

Average exchange rate $1=				€0.705			€0.779

All results arise from discontinued operations.

Danka Business Systems PLC Group Balance Sheet As at 31 st March, 2008

	Note	2008 $000	2007 (Restated – Note 2) $000
Non-current assets
Intangible assets and goodwill		—	484
Property, plant and equipment		—	31,880
Other		—	8,014

		—	40,378

Current assets
Inventories		—	31,681
Prepaid expenses		—	1,474
Trade and other receivables		—	60,842
Cash and cash equivalents including restricted cash for the group of 2007—$168,979,000		—	186,573
Assets classified as held for sale—residual group.
Property, plant and equipment		10
Prepaid expenses		36
Other receivables		707
Cash and cash equivalents including restricted cash for the group of $5,250,000		14,869
Total assets classified as held for sale—residual group		15,622	—
Assets classified as held for sale—U.S. operations	4	105,817	—

		121,439	280,570

Total assets		121,439	320,948

Current liabilities
Trade and other payables		—	(68,384)
Corporation tax liabilities		—	(6,317)
Obligations under finance leases		—	(602)
Current portion of long-term borrowings		—	(183,009)
Derivative financial instruments		—	(2,242)
Deferred revenue		—	(5,875)
Accrued expenses		—	(42,179)
Short-term provisions		—	(3,691)
Liabilities classified as held for sale—residual group
Other payables		(444)
Corporation tax liabilities		(9,841)
Borrowings		(125,330)
Accrued expenses		(20,592)
Convertible participating shares		(372,077)
Total liabilities classified as held for sale—residual group		(528,284)	—
Liabilities classified as held for sale—U.S. operations	4	(90,282)	—

	Note	2008 $000	2007 (Restated – Note 2) $000
		(618,566)	(312,299)
Non-current liabilities
Bank and other loans		—	(63,941)
Convertible participating shares		—	(331,104)
Long-term provisions		—	(1,768)
Obligations under finance leases		—	(423)
Other		—	(3,328)

		—	(400,564)

Total liabilities		(618,566)	(712,863)

Net liabilities		(497,127)	(391,915)

Equity
Capital		319,340	319,238
Share options		7,315	6,764
Retained earnings		(823,782)	(717,917)

Total equity		(497,127)	(391,915)

Closing exchange rate $1=		£0.504	£0.508

Closing exchange rate $1=		€0.633	€0.748

Danka Business Systems PLC Group Statement of Recognised Income and Expense

For the Year Ended 31st March, 2008

	2008 $000	2007 $000
(Loss)/income for the year	(105,865)	95,249
Income and expense taken directly to equity:
Exchange translation differences in the year	—	9,081
Exchange translation differences related to disposals recycled to the income statement	—	(3,861)
Actuarial gains on defined benefit pension plans	—	4,270
Tax on items taken directly to or transferred from equity	—	—

Total of income and expense taken directly to equity	—	9,490

Total recognised (loss)/income and expense for the year and attributable to equity holders of the parent	(105,865)	104,739

Danka Business Systems PLC Group Cash Flow Statement For the Year Ended 31st March, 2008

	Note	2008 $000	2007 (Restated –Note 2) $000
Cash flows from operating activities
Loss before tax		(102,408)	(56,208)
Adjustments to reconcile loss before tax to net cash flows from operating activities
Restructuring charges		2,454	8,806
Cash paid in respect of restructuring charges		(4,949)	(12,041)
Depreciation and amortisation		12,883	19,161
Gain on sale of property, plant and equipment and equipment on operating leases		(808)	(1,157)
Share-based payments and shares issued for nil consideration		653	297
Net finance costs		90,789	55,180
Defined benefit pension scheme charges		—	1,829
Defined benefit pension scheme contributions		—	(1,413)
Decrease/(increase) in inventories		4,480	(17,023)
Decrease in receivables		2,566	20,493
Decrease in payables		(11,825)	(34,039)
Tax recovered/(paid)		735	(2,102)

Net cash from operating activities		(5,430)	(18,217)

Cash flows from investing activities
Interest received		3,211	2,335
Capital expenditure		(5,744)	(16,616)
Net proceeds from sale of operations/investments	4	6,220	168,636
Held for sale cash and cash equivalents	4	(4,900)	—
Proceeds from sale of property, plant and equipment and equipment on operating leases		1,822	2,195

Net cash from investing activities		609	156,550

Cash flows from financing activities
Repayment of 11% senior notes and 10% notes		(248,908)	—
Proceeds of GECC term loans		104,550	—
Payment of debt issue costs		(6,899)	—
Net borrowings under line of credit agreements		10,335	311
Capital payments under finance leases		(602)	(1,376)
Interest paid		(25,359)	(30,416)
Proceeds from new shares issued		—	598

Net cash from financing activities		(166,883)	(30,883)

Net (decrease)/increase in cash and cash equivalents		(171,704)	107,450
Cash and cash equivalents at 1st April		186,573	74,997
Effect of exchange rate fluctuations on cash held		—	4,126

Cash and cash equivalents at 31st March		14,869	186,573

Included above in respect of discontinued operations:
Net cash (outflow)/inflow from operating activities		(6,928)	7,873

	Note	2008 $000	2007 (Restated –Note 2) $000
Net cash from investing activities		(16,588)	148,791
Net cash from financing activities		24,497	2,441

Danka Business Systems PLC Notes to the Financial Statements

1. Statement of compliance with IFRSs	Danka Business Systems PLC (the “company”) is a public limited company incorporated in England and Wales. The company is domiciled in England and Wales. The company’s shares are listed on the London Stock Exchange and registered with the Securities and Exchange Commission (“SEC”) in the United States.

In accordance with European Union (“EU”) regulations, the group financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board as adopted for use in the EU effective at 31st March, 2008.

2. Significant accounting policies

Basis of preparation

The consolidated financial statements for the years ended 31st March, 2008 and 2007 comprise the financial statements of the company and its subsidiaries (together the “group”) for the periods during which they were members of the group.

The financial statements have been prepared in conformity with current applicable IFRS accounting standards as more fully described below.

The group financial statements are presented in U.S. dollars and all values in tables are rounded to the nearest thousand dollars ($000) except when otherwise indicated, as the functional currency of substantially all of the group’s companies is the U.S. dollar. This represents a change in presentation currency from prior years, the impact of which has been to recalculate the translation reserve and related accounting entries, as well as to convert amounts previously presented at the appropriate year-end or average exchange rates.

The income statement comprises the loss for the year from the residual group as defined under “Fundamental accounting concept” below plus the loss/profit for the year from discontinued operations attributable to the equity holders of the parent. Restructuring costs, provisions for future losses and finance costs and the loss on the early extinguishment of debt have been separately disclosed on the face of the income statement in accordance with International Accounting Standard Number 1 (“IAS 1”) in order to assist the assessment of financial performance owing to their material and infrequent nature.

Fundamental accounting concept

On 27th June, 2008, the group sold its U.S. operations through which the group conducted its trading operations. At the Extraordinary General Meeting to approve the sale, a motion to put the company into members’ voluntary liquidation was proposed, but it was not passed. The directors are evaluating the results of this vote. However, given the group no longer has any trading operations and their belief that there is no other realistic alternative, the directors are evaluating how the remaining assets may be distributed to shareholders after the settlement of all liabilities. The directors have therefore decided that it is not appropriate to prepare the financial statements on a going concern basis. Accordingly, the financial statements have been prepared on a break-up basis. The assets and liabilities of the group, after accounting for the sale of the U.S. operations as assets and liabilities held for sale, are disclosed within these accounts as the Residual Group.

The impact of adopting the break-up basis of accounting on the Residual Group is as follows:

-        Current and non-current assets have been classified as held for sale and provisions have been made to reduce their carrying values to their estimated realisable amounts. Unrealised gains have not been recognised. Prepayments and other assets have been expensed, unless they can be realised through future cash refund.

-        Current and non-current liabilities have been classified as held for sale. Provisions have been made for any further contractual liabilities that will arise, for future trading losses (including the cost of any unvested share options) and for financing costs on debt and the participating shares up to the date of the anticipated settlement. These provisions are included within “Accrued expenses”. Unamortised issue costs on debt and the participating shares have been written off as at 31st March, 2008 and are included in finance costs.

Notwithstanding the cessation of trading operations, the group has sufficient liquid resources to meet all reasonably foreseeable future liabilities other than the participating shares.

Assets held for sale

Assets held for sale are measured at the lower of their carrying value and fair value less costs to sell.

Risks and uncertainties and related party transactions

The directors draw the attention of the reader to the disclosures on pages 2-4 of the full IFRS financial statements for the year ended 31st March, 2008 which briefly outline some of the principal risk factors affecting the group. With the exception of “Indebtedness”, these risk factors transferred with the sale of the U.S. operations subsequent to the year end.

Indebtedness—At 31st March, 2008, the group had consolidated indebtedness of $497.4 million, all of which is current and of which all but the senior convertible participating shares (with a carrying value of $372.1 million at 31st March, 2008) was either repaid or transferred pursuant to the sale of DOIC. The amount of indebtedness would have had important consequences to the group, including the following:

•        use of a portion of cash flow to pay interest on indebtedness would have reduced the availability of cash flow and liquidity to fund working capital, capital expenditures, strategic initiatives, restructuring and other business activities, including the group’s ability to keep pace with the technological, competitive and other changes affecting the industry;

• increased vulnerability to general adverse economic and industry conditions;

• limited flexibility in planning for, or reacting to, changes in the business and the industry in which the group operated;

• limited the ability to make strategic acquisitions or exploit business opportunities; and

• limited operational flexibility, including the ability to borrow additional funds, access supplier credit lines or dispose of assets.

The credit agreements governing the group’s financing arrangements with GECC which were repaid or transferred post 31st March, 2008, contained customary financial covenants with which the group needed to comply on a quarterly basis relating to its leverage ratios, fixed charge coverage ratio, cumulative earnings before interest, tax, depreciation and amortisation as measured under U.S. generally accepted accounting principles (“EBITDA”) and an annual capital expenditure threshold.

The borrowing base related to the financing arrangements with GECC was subject to certain multiples of adjusted EBITDA as more fully described in the credit agreements and, therefore, the cash availability that the group had under the financing arrangements was reliant on the group meeting these adjusted EBITDA multiples.

The directors also draw the attention of the reader to the disclosures on pages 64-65 of the full IFRS financial statements for the year ended 31st March, 2008 in respect of related party transactions.

3. Revenue and gross profit	Revenue disclosed in the income statement is analysed as follows:

	Year ended 31st March, 2008			Year ended 31st March, 2007
	Residual group	Discontinued operations	Total operations	Residual group	Discontinued operations	Total operations
	$000	$000	$000	$000	$000	$000
Revenue	—	418,168	418,168	—	883,435	883,435
Investment revenue	5,433	20	5,453	7,593	908	8,501

Total revenue	5,433	418,188	423,621	7,593	884,343	891,936

Included within revenue is $189,565,000 (2007—$429,166,000) in respect of the sale of goods to customers, all of which relates to discontinued operations.

4. Disposals of operations	Year ended 31st March, 2008

During the year ended 31st March, 2008, the group incurred further losses in respect of prior year discontinued operations totalling $6.3 million. These relate primarily to the settlement of prior year tax assessments and further disposal costs. The holdback and working capital adjustment totalling $12.5 million referred to below in respect of the disposal of the European operations were received during the year.

On 27th June, 2008, the group sold its U.S. operations to Konica Minolta for $240 million in cash, subject to an upward or downward adjustment of $10 million. The purchase price adjustment cannot exceed $10 million.

As at 31st March, 2008, the results of the U.S. operations were reclassified as discontinued operations for the current and prior financial years. With the exception of the loss on disposal of $6.3 million referred to above, the results for discontinued operations shown on the face of the income statement for the year ended 31 st March, 2008 relate to the U.S. operations. In summary, the results of discontinued operations for the year ended 31st March, 2007 may be analysed between the U.S. operations and prior year disposals (primarily Europe and Australia) as follows:

	U.S. operations $000	Prior year disposals $000	Total $000
Revenue	450,204	433,231	883,435

Gross profit	155,639	131,043	286,682
Distribution costs and administrative expenses	(156,419)	(118,206)	(274,625)
Amortisation	(112)	—	(112)
Restructuring cost expense	(5,773)	(2,962)	(8,735)

(Loss)/profit from operations before tax and finance items	(6,665)	9,875	3,210
Net finance costs	(213)	(2,552)	(2,765)

(Loss)/profit from operations before tax	(6,878)	7,323	445

As at 31st March, 2008, the assets and liabilities of the U.S. operations have been classified as held for sale on the balance sheet. The following table discloses the components of assets and liabilities held for sale:

31st March, 2008 $000
Assets
Cash and cash equivalents	4,900
Trade and other receivables	39,459
Inventories	27,201
Other current assets	609
Equipment on operating leases	6,803
Property and equipment	16,914
Goodwill	484
Other assets	9,447

Total assets	105,817

Liabilities
Trade and other payables	(53,271)
Accrued expenses and other current liabilities	(20,032)
Provision for future losses	(6,131)
Current and non-current provisions	(2,964)
Current and non-current obligations under finance leases	(423)
Taxes payable	(121)
Deferred revenue	(5,135)
Other current liabilities	(893)
Non-current liabilities	(1,312)

Total liabilities	(90,282)

Year ended 31st March, 2007

With effect from 30th June, 2006, the group sold its Image One subsidiary for Nil and a pre-tax loss of $2.4 million was recorded. The attributable tax was Nil. The trading results and cashflows of Image One had been integrated within the financial information for the U.S. segment as a whole and could not be separately identified. The results and cashflows were not material to the financial information for the U.S. segment. Following the reclassification of the U.S. segment to discontinued operations, the results of Image One are also classified as discontinued in the prior year. At 30th June, 2006 prior to disposal, Image One comprised assets of $4.4 million less liabilities of $2.0 million.

During the year ended 31st March, 2007, additional expenses and various write-offs were recorded in respect of the group’s prior year disposals in the amount of $1.8 million.

On 31st August, 2006, the group sold its Australian operations to One Source Group Limited for $12.8 million cash and a pre-tax gain of $8.7 million was recorded after expenses of $0.3 million. The attributable tax was Nil. The cash inflow on the disposal after deducting cash disposed of and the costs of disposal was $11.6 million.

On 31st January, 2007, the group sold its European operations to Ricoh for $215 million of which $202.5 million was received in cash in the year ended 31st March, 2007 and $12.5 million, being a $7.5 million holdback and a $5 million working capital adjustment, was received in the year ended 31st March, 2008. A pre-tax gain of $143.7 million was recorded after expenses of $13.8 million and the recycling of foreign exchange losses of $3.9 million. The attributable tax was Nil. The cash inflow on the disposal after deducting the $5.0 million, due in respect of the working capital adjustment, $7.5 million held back, cash disposed of and the costs of disposal was $157.0 million.

Australia and Europe constituted a separate business segment and their financial information for the year ended 31st March, 2007 is presented within discontinued operations in the income statement and cash flow statement. The following table analyses the aggregated carrying amounts of the major classes of assets and liabilities at their respective dates of disposal for the European and Australian business units.

Date of disposal $000
Assets
Cash and cash equivalents	32,636
Trade and other receivables	122,649
Inventories	65,074
Other current assets	8,188
Equipment on operating leases	8,048
Property and equipment	6,731
Goodwill	1,187
Other assets	7,086

Total assets	251,599

Liabilities
Trade and other payables	(98,880)
Accrued expenses and other current liabilities	(35,311)
Current and non-current provisions	(6,923)
Current and non-current obligations under finance leases	(106)
Taxes payable	(875)
Deferred revenue	(20,571)
Retirement benefit obligations	(27,291)
Non-current liabilities	(913)

Total liabilities	(190,870)

5. (Loss)/earnings per share	The following reflects the (loss)/earnings and share data used in the basic and diluted (loss)/earnings per share computations:

	2008 $000	2007 $000
Basic and diluted (loss)/earnings attributable to equity holders of the parent
—residual group	(92,520)	(53,361)
—discontinued operations	(13,345)	148,610

Total	(105,865)	95,249

The basic and diluted (loss)/earnings per ordinary share calculations are based on a weighted average of ordinary shares outstanding in the year ended 31st March, 2008 of 259,122,479 (2007—257,450,387).

Dilutive ordinary share options and convertible participating shares have been considered in dilutive (loss)/earnings per share computations only where the group has reported a profit from the residual group, in accordance with IAS 33. In all years presented, the residual group has reported a loss.

The calculations of the (loss)/earnings per share are based on the (loss)/earnings from the residual group and discontinued operations on ordinary activities after taxation and the basic weighted average number of ordinary shares in issue during the year.

	Year Ended 31st March 2008		Year Ended 31st March 2007
	$000	U.S. dollars Per Share	$000	U.S. dollars Per Share
Basic and diluted loss for the residual group	(92,520)	$(0.36)	(53,361)	$(0.21)

Basic and diluted (loss)/earnings from discontinued operations	(13,345)	$(0.05)	148,610	$0.58

Basic and diluted (loss)/earnings from total operations	(105,865)	$(0.41)	95,249	$0.37

6. Post balance sheet events	On 27th June, 2008, Danka Business Systems PLC completed the sale of its U.S. operating subsidiary, DOIC. Pursuant to the share purchase agreement, the group sold its U.S. operations to Konica Minolta in a sale of all the outstanding share capital of DOIC for a purchase price of $240 million in cash, subject to an upward or downward adjustment of $10 million. The purchase price adjustment cannot exceed $10 million. The sum of $10 million was held back by Konica Minolta from the amount paid at closing as security for the group’s purchase price adjustment obligations. $25 million of the purchase price paid by Konica Minolta at closing will be held in escrow for a period of four years following closing to satisfy any and all claims by Konica Minolta which may be made under the share purchase agreement. After the repayment of the group’s outstanding indebtedness, including repayment of approximately $146 million under the group’s credit facilities provided by GECC, including additional borrowings of $15 million since 31st March, 2008, and early termination fees and accrued and unpaid interest of approximately $6 million, the payment of certain change-of-control and severance obligations and the fees and expenses incurred in connection with the sale transaction and minus the holdback and escrow amounts set forth above, the net sale proceeds received by the group were approximately $40 million. In connection with the sale of DOIC, as described above, the credit facilities provided by GECC were repaid and terminated.

Following the reclassification of the results of the U.S. operations to discontinued, the assets and liabilities of DOIC as at 31st March, 2008 including the net impact of DOIC’s trading losses from that date up to the date of sale have been disclosed as held for sale, as disclosed in note 11 of the full IFRS financial statements for the year ended 31st March, 2008. The trading losses of DOIC for the three months ended 27th June, 2008 have been recognised as a provision for future losses in the income statement for the year ended 31st March, 2008.

7. Director’s Responsibility Statement	The directors confirm to the best of their knowledge:

•        the group’s financial statements, prepared in accordance with the applicable U.K. law and in conformity with IFRS, give a true and fair view of the assets, liabilities, financial position and profit or loss of the group and the undertakings included in the consolidation taken as a whole; and

•        the Financial and Business Operating Review includes a fair review of the development and performance of the business and the position of the issuer and the undertakings included in the consolidation taken as a whole, together with a description of the principal risks and uncertainties that they face.

8. Financial Information	This announcement does not comprise the statutory accounts of the group, as defined in section 240 of the Companies Act 1985. The financial information for the year ended 31st March, 2008 has been extracted from statutory accounts on which an unqualified audit report has been issued. Those accounts are yet to be delivered to the Registrar of Companies. The auditors, Ernst & Young LLP, reported on those accounts in accordance with section 235 of the Companies Act 1985 and their report was unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act 1985.

This announcement was approved by a duly appointed and authorised committee of the Board of Directors on 31st July, 2008.

9. Full Set of Accounts	Copies of this announcement and the full set of accounts will be available from Danka’s registered office at Masters House, 107 Hammersmith Road, London W14 0QH and on Danka’s website at www.dankabusinesssystemsplc.com.